UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934 (Amendment No. ____)*

The Middleby Corporation  (Name of Issuer)
Common Stock  (Title of Class of Securities)
596278101 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


Schedule 13G

Item 1(a) The Middleby Corporation
(b) 1400 Toastmaster Drive
Elgin, Illinois  60120

Item 2(a)  Corbyn Investment Management, Inc., et al.
(b) Suite 108
2330 W. Joppa Road
Lutherville, Maryland  21093
(c) Incorporated in the State of Maryland
(d) Common Stock
(e) 596278101

Item 3(h) The filer is a group consisting of an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940 and an Investment Company registered under Section 8 of the Investment Company Act.

Item 4
(a)  1,056,975
(b) 11.8%
(c) (i) Sole power to vote or direct the vote of all 1,056,975 shares
(iii) Sole power to dispose of or direct the disposition of all 1,056,975 shares

Item 5    N/A

Item 6    N/A

Item 7    N/A

Item 8	(a)  The group consists of an Investment Adviser registered
under Section 203 of the Investment Advisers Act of 1940 (IA) and an Investment Company registered under Section 8 of the Investment
Company Act (IV).

Item 9    N/A









                   Schedule 13G




Item 1(a) The Middleby Corporation
(b)1400 Toastmaster Drive
Elgin, Illinois  60120

Item 2(a)  Corbyn Investment Management, Inc.
(b) Suite 108 2330 W. Joppa Road
Lutherville, Maryland  21093
(c) Incorporated in the State of Maryland
(d) Common Stock
(e) 596278101


Item 3(e) The filer is an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

Item 4
(a)  744,775
(b) 8.3%
(c) (i) Sole power to vote or direct the vote of all 744,775 shares
(iii) Sole power to dispose of or direct the disposition of all 744,775 shares

Item 5    N/A

Item 6    N/A

Item 7    N/A

Item 8    N/A

Item 9    N/A










             Schedule 13G

Item 1(a) The Middleby Corporation
(b)1400 Toastmaster Drive
Elgin, Illinois  60120

Item 2(a)  Greenspring Fund, Inc.
(b) Suite 110 2330 W. Joppa Road
Lutherville, Maryland  21093
(c) Incorporated in the State of Maryland
(d) Common Stock
(e) 596278101

Item 3(d) The filer is an Investment Company registered under Section 8 of the Investment Company Act.

Item 4
(a)  312,200
(b) 3.5%
(c) (i) Sole power to vote or direct the vote of all 312,200 shares
(iii) Sole power to dispose of or direct the disposition of all 312,200 shares

Item 5    N/A

Item 6    N/A

Item 7    N/A

Item 8    N/A

Item 9    N/A

Item 10 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

January 3, 2002
Signature  Charles vK. Carlson, President
Name/Title



CUSIP No. 596278101      13G


1.  Name of Reporting Person
    SS Identification No. of Above Person

     Corbyn Investment Management, Inc. et al n/a

2.  Check the Appropriate Box if a Member of a Control Group (a) [x]
                                           (b) [ ]

3.  SEC Use Only

4.  Citizenship or Place of Organization

     Suite 108  2330 W. Joppa Rd.
     Lutherville, MD  21093


Number Of		5.  Sole Voting Power
Shares			1,056,975
Beneficially	6.  Shared Voting Power
Owned By
Each			7.  Sole Dispositive Power
Reporting			1,056,975
Person With:	8.  Shared Dispositive Power


9.  Aggregate Amount Beneficially Owned by Each Reporting Person
     1,056,975

10.  Check Box if the Aggregate Amount in Row (9) Excludes
     Certain Shares [ ]

11.  Percent of Class Represented by Amount in Row 9
     11.8%

12.  Type of Reporting Person
     00- Group Consisting of IA and IV





CUSIP No.  596278101     13G


1.  Name of Reporting Person
    SS Identification No. of Above Person

     Corbyn Investment Management, Inc.
     52-0964322

2.  Check the Appropriate Box if a Member of a Control Group (a) [x]
                                           (b) [ ]

3.  SEC Use Only

4.  Citizenship or Place of Organization

     Suite 108  2330 W. Joppa Rd.
     Lutherville, MD  21093


Number Of	5.  Sole Voting Power
Shares		744,775
Beneficially6.  Shared Voting Power
Owned By
Each		7.  Sole Dispositive Power
Reporting		744,775
Person With:8.  Shared Dispositive Power


9.  Aggregate Amount Beneficially Owned by Each Reporting Person
     744,775

10.  Check Box if the Aggregate Amount in Row (9) Excludes
     Certain Shares [ ]

11.  Percent of Class Represented by Amount in Row 9
     8.3%

12.  Type of Reporting Person
      IA





CUSIP No.  596278101     13G


1.  Name of Reporting Person
    SS Identification No. of Above Person

     Greenspring Fund, Inc.
     52-1267740

2.  Check the Appropriate Box if a Member of a Control Group (a) [x]
                                           (b) [ ]

3.  SEC Use Only

4.  Citizenship or Place of Organization

     Suite 110  2330 W. Joppa Rd.
     Lutherville, MD  21093

Number Of	5.  Sole Voting Power
Shares		312,200
Beneficially6.  Shared Voting Power
Owned By
Each		7.  Sole Dispositive Power
Reporting		312,200
Person With:8.  Shared Dispositive Power


9.  Aggregate Amount Beneficially Owned by Each Reporting Person
     312,200

10.  Check Box if the Aggregate Amount in Row (9) Excludes
     Certain Shares [ ]

11.  Percent of Class Represented by Amount in Row 9
     3.5%

12.  Type Of Reporting Person
      IV